Exhibit 10.2

Execution Copy

AGREEMENT

THIS AGREEMENT is made and entered into on this 14th day of March, 2008 (the “Effective Date”), by and between World Fuel Services Corporation, a Florida corporation (the “Company”), and Michael J. Kasbar (the “Executive”).

RECITALS. Executive currently is employed by the Company pursuant to an employment agreement dated July 26, 2002, as amended by an amendment dated October 29, 2003, the terms of which have been extended several times by mutual agreement of the Company and the Executive through July 1, 2008 (the “2002 Employment Agreement”), as the President and Chief Operating Officer of the Company. The Company and the Executive now wish to reflect their agreement to the terms and conditions set forth herein, which shall replace in their entirety the terms and conditions set forth in the 2002 Employment Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the 2002 Employment Agreement is hereby replaced in its entirety with the following terms and conditions:

1. Employment. The Company hereby employs Executive pursuant to the terms and conditions of this Agreement for a term (the “Initial Term”), commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date, unless sooner terminated in accordance with Section 4 hereof. The Initial Term shall automatically renew for successive one (1) year terms (subject to earlier termination as provided in Section 4 hereof) unless the Company or the Executive provides written notice to the other at least one (1) year prior to the date on which the Employment Term otherwise would expire of its or his election not to renew the Employment Term. The Initial Term, as it may be extended pursuant to this Agreement, is sometimes referred to herein as the “Employment Term”. During the Employment Term, the Executive shall serve as President and Chief Operating Officer of the Company. The Executive shall faithfully and diligently perform all services as may be assigned to him by the Chairman of the Board (“Chairman”) of the Company consistent with his position, shall report solely to the Chairman, and shall exercise such power and authority as may from time to time be delegated to him by the Chairman. The Executive shall devote his full business time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not materially interfere with or materially detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. Executive shall comply with the Company’s Code of Corporate Conduct and Ethics, the Company’s Securities Trading Policy and any other related corporate and personnel policies generally applicable to executives or employees of the Company and its subsidiaries and affiliates (the “Corporate Policies”), copies of which have been provided to Executive.

2. Compensation and Benefits.

2.1. During the Employment Term, the Company shall pay Executive such base salary, incentives and other compensation and amounts as the Compensation Committee may from time to time in its sole discretion determine.

2.2. Sign-on Awards.

(a) Upon execution of this Agreement, the Company shall pay to Executive a signing bonus in the amount of $250,000.

(b) On March 15, 2008, the Company shall grant to Executive 50,000 stock settled stock appreciation rights (the “SSAR Award”) pursuant to the World Fuel Services Corporation 2006 Omnibus Plan at a 20% premium above fair market value on the grant date and subject to the other terms and conditions set forth in the Stock Settled Stock Appreciation Rights Agreement attached hereto as Exhibit A (the “SSAR Award Agreement”).

2.3. Reimbursement of Expenses. Executive shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefore).

3. Certain Definitions.

3.1. Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” mean all of the following:

(a) all accrued but unpaid Base Salary through the end of the Employment Term;

(b) any accrued but unpaid bonuses for bonus periods ending prior to the Date of Termination, and in the case that the Employment Term ends for any reason other than termination by the Company for Cause or termination by the Executive without Good Reason, a pro rata bonus for the bonus period in which the Date of Termination occurs. For this purpose, the pro-rata bonus shall mean the bonus, if any, that would have been payable by the Company to Executive for the bonus period (and only if and to the extent that the performance criteria for the bonus for such bonus period have been met) if Executive had been employed by the Company throughout the entire bonus period multiplied by a fraction, the numerator of which shall be the number of days from the first day of the bonus period through and including the Date of Termination and the denominator of which shall be the total number of days in the bonus period.

(c) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 2.4(ii) hereof, to the extent incurred during the Employment Term;

(d) any benefits accrued prior to, or otherwise provided after, termination of employment with the Company under the Company’s employee benefit plans, programs or arrangements in which the Executive participates, in accordance with the terms thereof;

(e) any rights or benefits under any stock option, restricted stock, restricted stock unit, stock appreciation right or other equity award that extend beyond the Employment Term, in accordance with the award agreements applicable to those awards, subject to the provisions set forth in Section 5.6 hereof, which shall override any provisions in the award agreements that are inconsistent therewith; and

(f) any rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries, whether pursuant to the terms of this Agreement, the Company’s By-Laws or otherwise, and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company in accordance with the terms thereof.

3.2. Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(a) any person or “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan or plans of the Company and its subsidiaries, becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

(b) any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity; or

(c) the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, or in the case of a merger or consolidation of the Company, do not constitute or cease to constitute at least two-thirds (2/3) of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly by another corporation or entity, do not constitute or cease to constitute at least two-thirds (2/3) of the board of such controlling corporation or do not have or cease to have at least two-thirds (2/3) of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds (2/3) voting control of such controlling entity); provided that any person becoming a director (or, in the case of a controlling non-corporate entity, obtaining a position comparable to a director or obtaining a voting interest in such entity) subsequent to the Effective Date hereof whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(d) there is a liquidation or dissolution of the Company or all or substantially all of the assets of the Company have been sold; or

(e) if the Company enters into an agreement or series of agreements or the Board passes a resolution which will result in the occurrence of any of the matters described in Subsections (a) through (d), and the Executive’s employ is terminated subsequent to the date of execution of such agreement or series of agreements or the passage of such resolution, but prior to the occurrence of any of the matters described in Subsections (a) through (d), then, upon the occurrence of any of the matters described in Subsections (a) through (d), a Change of Control shall be deemed to have retroactively occurred on the date of the execution of the earliest of such agreements) or the passage of such resolution.

3.3. Cause. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud, misappropriation, embezzlement or material dishonesty on the Executive’s part, which result in or are intended to result in his personal enrichment at the expense of the Company or its subsidiaries or affiliates, (ii) willful misconduct that results in material economic harm to the Company, (iii) conviction of a felony or a crime involving moral turpitude, (iv) Executive’s willful and continued material failure to perform his duties under this Agreement (other than by reason of vacation or as supported by a licensed physician’s statement), (v) Executive’s willful and material breach of any of his obligations under Section 6, 8 or 9 of this Agreement, or (vi) a material breach by the Executive of the Corporate Policies; provided that any failure or breach specified in clauses (ii), (iii), (iv) or (v) of this Section 3.3 shall not serve as the basis for termination of Executive’s employment for Cause unless Executive has received written notice from the Board stating with reasonable specificity the events or actions that constitute Cause and written demand for cure by the Board, and Executive fails to promptly cure such failure or breach. In addition, Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Executive (and the Executive’s counsel) shall be invited upon proper notice.

3.4. Disability. For purposes of this Agreement, “Disability” means disability which after the expiration of more than twelve (12) months after its commencement is determined to be total and permanent by an independent physician mutually agreeable to the parties. Notwithstanding any disability of Executive, he shall continue to receive all compensation and benefits provided under Section 2 until his employment is actually terminated, by a Notice of Termination pursuant to Section 4.2.

3.5. Expiration Date: For purposes of this Agreement, the Expiration Date means the date on which the Employment Term terminates pursuant to Section 1 hereof (other than as a result of a termination pursuant to Section 4 hereof).

3.6. Good Reason. For purposes of this Agreement, “Good Reason” means:

(a) any reduction in Executive’s annual base salary to a level that is less than 85% of Executive’s base salary for the immediately preceding year, or any failure by the Company to pay or provide any material compensation or benefit to which Executive is entitled, other than an insubstantial and inadvertent failure remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(b) following a Change in Control, any failure by the Company and/or its subsidiaries or affiliates to furnish the Executive and/or where applicable, his family, with: (i) total annual cash compensation (including annual bonus), (ii) total aggregate value of perquisites, (iii) total aggregate value of benefits, or (iv) total aggregate value of long term compensation, including but not limited to equity awards, in each case at least equal to or exceeding or otherwise comparable to in the aggregate, the highest level received by the Executive from the Company and/or its subsidiaries or affiliates during the six (6) month period (or the one (1) year period for compensation, perquisites and benefits which are paid less frequently than every six (6) months) immediately preceding the Change of Control, other than an insubstantial and inadvertent failure remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(c) the Company’s and/or its subsidiaries’ or affiliates’ requiring the Executive to be based or to perform services at any site or location outside of Miami-Dade County, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities (which does not materially exceed the level of travel previously required of the Executive);

(d) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 11; or

(e) without the express prior written consent of the Executive (which consent the Executive has the absolute right to withhold), (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including titles and reporting relationships), authority, responsibilities or status, or (ii) any other material adverse change in such position, authority, responsibility or status.

Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within six (6) months following the initial existence of one of the foregoing conditions, the Executive provides the Company with Notice of Termination indicating the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice. No termination by Executive for Good Reason shall be deemed a voluntary termination by Executive for purposes of any equity award, employee benefit or similar plan of the Company.

3.7. Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice unless otherwise agreed to by both the Company and Executive).

3.8. Date of Termination. Date of Termination means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

4. Termination.

4.1. Events of Termination. The Executive may terminate his employment with the Company for Good Reason at any time and may terminate his employment with the Company without Good Reason upon thirty (30) days written notice to the Company. The Company may terminate Executive’s employment with the Company at any time upon the Executive’s death, Disability, for Cause, or for any other reason. The death or Disability of Executive shall in no event be deemed a termination of employment by Executive.

4.2. Notice of Termination. Any termination of the Executive’s employment by the Executive for Good Reason or otherwise, or by the Company for Cause or otherwise, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(h).

5. Obligations Upon Termination.

5.1. Voluntary Termination by Executive and Termination For Cause. If Executive’s employment with the Company is terminated prior to the Expiration Date (i) voluntarily by Executive, without Good Reason or (ii) by the Company for Cause, the Company shall pay or provide to Executive the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated, and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement.

5.2. Termination for Death or Disability. If Executive’s employment is terminated prior to the Expiration Date by the Company due to the Executive’s death or Disability, the Company shall pay or provide to Executive (or his heirs and/or personal representatives) the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated, and the Company shall have no further obligation to provide compensation or benefits to Executive (or his heirs and/or personal representatives) under this Agreement.

5.3. Termination by the Company in Default of Agreement; Termination of Employment by the Executive for Good Reason. If, prior to the Expiration Date, (i) the Executive’s employment with the Company is terminated by the Company prior to, or more than two (2) years after, a Change of Control for any reason other than the Executive’s death or Disability, and other than for Cause, or (ii) the Executive terminates employment with the Company for Good Reason prior to, or more than two (2) years after, a Change of Control, then the Company shall pay or provide Executive:

(a) the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated;

(b) subject to the conditions specified in Section 5.7 hereof, an annualized amount of $750,000 per year for a two (2) year period immediately following the Termination Date, payable in the same manner as if such annualized amount were salary, and in accordance with the Company’s standard payroll practices;

(c) subject to the conditions specified in Section 5.7 hereof,

(i) continue coverage for the Executive and his covered dependents under the Company’s health insurance plans, as in effect after the Date of Termination, at the same coverage provided to employees of the Company and their covered dependents until the earlier of (A) the end of the period during which Executive shall be eligible for coverage pursuant to COBRA under the Company health plans, and (B) the date Executive becomes eligible for health insurance benefits on account of employment for services provided to any other person or entity; provided, however, that as a condition of such benefits, the Company may require Executive to elect to continue his health insurance pursuant to COBRA, and

(ii) thereafter reimburse Executive for the cost of obtaining private health insurance coverage that is comparable to the coverage provided to Executive and his covered dependents under the Company’s health insurance plans as in effect on the Date of Termination until the earliest of (i) the date on which Executive attains age 65, or (ii) the earliest date on which neither Executive nor Executive’s surviving spouse, if any, shall be living; provided, however, that (A) in no event shall the aggregate amount that the Company is required to pay for continued coverage pursuant to this Section 5.3(c)(ii) exceed $150,000 in the aggregate; (B) coverage for any dependent other than Executive’s spouse shall not be required after such dependent attains age 21; and (C) coverage shall not be required during any period that Executive is eligible for health insurance benefits on account of employment for services provided to any other person or entity; and

(d) subject to the conditions specified in Section 5.7 hereof, a lump sum payment of $1,500,000, payable within 5 business days following the last day of the Restricted Period, as defined in Section 6(a) hereof.

The payments and benefits paid and provided pursuant to this Section 5.3 (the “Default Payments”) shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and as liquidated damages and in full settlement of any and all claims by Executive against the Company as a result of the Company’s breach of this Agreement. Such Default Payments: (i) are not contingent on the occurrence of any change in the ownership or effective control of the Company; (ii) are not intended as a penalty; and (iii) are intended to compensate Executive for his damages incurred by reason of the Company’s breach of this Agreement, which damages are difficult to ascertain.

5.4. Termination Following a Change in Control.

(a) In the event that (i) a Change of Control in the Company shall occur during the Employment Term, and (ii) on or before the second anniversary of the Change of Control, either (x) the Term of Employment is terminated by the Company without Cause (or the Term of Employment expires because the Company has refused to extend the Term without Cause), or (y) the Executive terminates the Term of Employment (or refuses to extend the Term) for Good Reason, the Company shall pay or provide Executive:

(1) the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated;

(2) subject to the conditions specified in Section 5.7 hereof, an annualized amount of $1,250,000 per year for a two (2) year period immediately following the Termination Date, payable in the same manner as if such annualized amount were salary, and in accordance with the Company’s standard payroll practices;

(3) subject to the conditions specified in Section 5.7 hereof,

(i) continue coverage for the Executive and his covered dependents under the Company’s health insurance plans, as in effect after the Date of Termination, at the same coverage provided to employees of the Company and their covered dependents until the end of the period during which Executive shall be eligible for coverage pursuant to COBRA under the Company health plans, and (B) the date Executive becomes eligible for health insurance benefits on account of employment for services provided to any other person or entity; provided, however, that as a condition of such benefits, the Company may require Executive to elect to continue his health insurance pursuant to COBRA, and

(ii) thereafter reimburse Executive for the cost of obtaining private health insurance coverage that is comparable to the coverage provided to Executive and his covered dependents under the Company’s health insurance plans as in effect on the Date of Termination until the earliest of (i) the date on which Executive attains age 65, or (ii) the earliest date on which neither Executive nor Executive’s surviving spouse, if any, shall be living; provided, however, that (A) in no event shall the aggregate amount that the Company is required to pay for continued coverage pursuant to this Section 5.3(c)(ii) exceed $150,000 in the aggregate; (B) coverage for any dependent other than Executive’s spouse shall not be required after such dependent attains age 21; and (C) coverage shall not be required during any period that Executive is eligible for health insurance benefits on account of employment for services provided to any other person or entity; and

(4) subject to the conditions specified in Section 5.7 hereof, a lump sum payment of $2,500,000 payable within 5 business days following the last day of the Restricted Period, as defined in Section 6(a) hereof.

(b) For purposes of this Section 5.4, termination of employment by the Executive for any reason during the 30 day period that begins on the first anniversary of the date on which the Change in Control occurs shall be deemed to be a termination by the Executive for Good Reason. The amounts paid and provided pursuant to Section 5.4(a) hereof shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and in full settlement of any and all claims by Executive for such compensation or benefits.

(c) (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the tax on excess parachute payments imposed on the Executive under Section 4999 of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement shall be reduced but only if and to the extent that the after-tax present value of the Payments as so reduced would exceed the after-tax present value of the Payments received by Executive before such reduction. For purposes of this Section 5.4(b), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii) All determinations required to be made under this Section 5.4(c) shall be made by the Company’s independent auditor (the “Auditor”), which shall provide detailed supporting calculations both to the Company and Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company. Any such determination by the Auditor shall be binding upon the Company and Executive. Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.4(c), provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Auditor, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.4(c) and shall notify Executive promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement, after any reductions required under this Section 5.4(c). All fees and expenses of the Auditors incurred in connection with the determinations contemplated by this Section 5.4(c) shall be borne by the Company.

5.5. Termination on Expiration Date. In the event that the Employment Term expires on the Expiration Date, then the Company shall pay or provide Executive, the cash amounts and benefits payable to Executive under Section 5.3 hereof, at the times and subject to the conditions specified in Section 5.3 hereof.

5.6. Acceleration of Vesting of Equity Awards. In the event that the Employment Term is terminated under circumstances pursuant to which the Company is required to provide payments or benefits to Executive pursuant to Sections 5.3, 5.4 or 5.5 hereof, then the following provisions shall apply with respect to any outstanding equity awards of the Executive subject to the conditions set forth in Section 5.7 hereof:

(a) Subject to the provisions set forth in Section 5.6(c) hereof, upon the occurrence of a Change of Control, all outstanding equity awards that are not vested shall immediately vest provided that if in the event of a Change of Control the successor company assumes any such awards, or substitutes for any such awards other awards with vesting terms no less favorable and economic terms substantially comparable to the Participant as the awards for which they are being substituted, then vesting of those awards that are assumed or substituted for shall not be so accelerated as a result of the Change of Control. If the vesting of any award is not accelerated by reason of the preceding sentence, then in the event of termination of the Participant’s employment with any successor company prior to the second anniversary of the date on which the Change of Control occurs under circumstances requiring the successor company to provide payments or benefits to Executive pursuant to Section 5.4, then any portion of each such award that was not vested on the Termination Date shall continue to vest over the Restricted Period (with satisfaction of the Executive’s obligations under Sections 6, 8 and 9 hereof being treated as continued service for that purpose), and the portion, if any, that is not vested on the last day of the Restricted Period shall vest on the last day of the Restricted Period.

(b) In the event that the Employment Term is terminated under circumstances pursuant to which the Company is required to provide payments or benefits to Executive pursuant to Sections 5.3 or 5.5 hereof, any portion of any outstanding equity award that is not vested on the Date of Termination shall continue to vest over the Restricted Period (with satisfaction of the Executive’s obligations under Sections 6, 8 and 9 hereof being treated as continued service for that purpose), and the portion, if any, that is not vested on the last day of the Restricted Period shall vest on the last day of the Restricted Period subject to the provisions set forth in Section 5.6(c) hereof (or such later date as the performance criteria may be satisfied, if and only to the extent required to comply with the last sentence of Section 5.6(c)).

(c) If any outstanding equity awards for which accelerated vesting is provided in Section 5.6(a) or (b) hereof were granted pursuant to multiple annual performance conditions, then the provisions of Sections 5.6(a) or (b), as the case may be, only shall apply with respect to those awards that may be earned for annual performance periods (i) ending after the earlier of (1) the Date of Termination or (2) if the accelerated vesting is pursuant to Section 5.6(a), hereof, the date of the Change of Control; or (ii) for which the performance conditions were met and which ended on or before such earlier date. Notwithstanding the foregoing, if and only to the extent that the potential waiver of any performance requirements relating to any equity awards pursuant to Section 5.6(b) would at the time the award is granted or at any other time cause the award not to be exempt from the deduction limitations imposed by Section 162(m) of the Code, then accelerated vesting pursuant to Section 5(b) hereof shall not occur unless those performance requirements are met (but with the foregoing exception, the performance criteria for any awards the vesting of which is accelerated pursuant to this Section 5.6, the performance criteria shall be waived).

(d) Any outstanding stock options or stock appreciation rights for which accelerated vesting is provided in Sections 5.6(a) or (b) hereof shall remain exercisable for the 90 day period immediately following the last day of the Restricted Period or for any shorter period constituting the remaining term of such option or right.

In the event that the Employment Term is terminated by reason of Executive’s death or Disability, then all of Executive’s outstanding equity awards shall become immediately vested on the Date of Termination.

5.7 Conditions for Certain Payments. The amounts payable or to be provided by the Company (other than the Accrued Obligations), pursuant to Section 5.3, 5.4 or 5.5 hereof, shall not be payable, provided, or vest, as applicable, if: (i) Executive fails to comply in any material respect with any provision of Sections 6, 8, or 9 of this Agreement, other than an insubstantial and an inadvertent failure not occurring in bad faith and which is remedied by Executive within five (5) days after receipt of notice thereof given by the Company; or (ii) if requested by the Company to do so, Executive fails to provide up to ten hours per calendar month of consulting services (including any travel time) to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and Executive, and subject to the Company reimbursing Executive for his reasonable expenses in providing such consulting services.

6. Covenant Against Unfair Competition.

(a) Executive agrees that while he is employed by the Company, and, except as otherwise provided in Section 6(f) hereof, for a period of two (2) years following any termination of his employment, for any reason (such period being referred to as the “Restricted Period”), he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

(i) own, control, manage, be employed by, consult with, or otherwise participate in (other than through the Company) any of the following businesses (the “Businesses”) within the Trade Area (as hereinafter defined): (1) the storage, handling, delivery, marketing, sale, distribution or brokerage of aviation, marine or land fuel or lubricants, aviation flight services, or marine fuel services, or (2) any other service or activity which is competitive with the services or activities which are or have been performed by the Company or its subsidiaries or affiliates since January 1, 1998;

(ii) solicit, call upon, or attempt to solicit, the patronage of any individual, partnership, corporation or other legal entity to whom the Company or its subsidiaries or affiliates sold products or provided services, or from whom the Company or its subsidiaries or affiliates purchased products or services, at any time since [January 1, 1998], for the purpose of obtaining the patronage in any of the Businesses of any such individual, partnership, corporation or other legal entity;

(iii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Company or its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will; or

(iv) use, directly or indirectly, on behalf of himself or any other person or business entity, any trade secrets or confidential information concerning the business activities of the Company or any of the Company’s subsidiaries or affiliates. Trade secrets and confidential information shall include, but not be limited to, lists of names and addresses of customers and suppliers, sources of leads and methods of obtaining new business, methods of marketing and selling products and performing services, and methods of pricing.

(b) As used herein, the term “Trade Area” shall mean: (i) the States of Florida, Louisiana, Delaware, Pennsylvania, New York, California, Virginia, New Jersey, and Maryland, (ii) Singapore, Greece, South Korea, England and Costa Rica, and (iii) any airports or seaports throughout the world which are or were serviced by the Company or its subsidiaries or affiliates at any time since January 1, 1998.

(c) Executive recognizes the importance of the covenants contained in this Section 6 and acknowledges that, based on his past experience and training as an executive of the Company, the projected expansion of the Company’s business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of Executive’s rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 6 are essential elements of this Agreement and that but for these covenants, the Company would not have agreed to enter into this Agreement.

(d) If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 6, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 6 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

(e) If any covenant contained in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

(f) (i) In the event that (1) a Change in Control in the Company (other than a Permitted Change of Control, as defined below) shall occur during the Employment Term, and (2) on or before the second anniversary of the Change of Control, either (x) the Term of Employment is terminated by the Company without Cause, or (y) the Executive terminates the Term of Employment for Good Reason, the Executive shall be released from his obligations under this Section 6 of the Employment Agreement. For this purpose, termination of employment by the Executive for any reason during the 30 day period that begins on the first anniversary of the date on which the Change of Control (other than a Permitted Change of Control) occurs shall be deemed to be a termination by the Executive for Good Reason.

(ii) For purposes of this agreement, a “Permitted Change of Control” is a Change of Control transaction which has been approved by the Board of Directors of the Company before the occurrence of the events giving rise to the Change of Control.

(g) The provisions of this Section 6 shall survive the expiration and termination of this Agreement, and the termination of Executive’s employment hereunder, for any reason.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option or other agreements with the Company or any of its subsidiaries or affiliates. In the event there are any amounts which represent vested benefits or which the Executive is otherwise entitled to receive under any other plan or program of the Company or any of its subsidiaries or affiliates at or subsequent to the Date of Termination, the Company shall pay or cause the relevant plan or program to pay such amounts, to the extent not already paid, in accordance with the provisions of such plan or program.

8. Non-Disparagement. The Executive agrees not to make any disparaging or negative comments to any person regarding (a) the Company or any of its affiliates, (b) any of the owners, directors, officers, shareholder, members, employees, attorneys or agents of the Company or any of its affiliates, (c) the working conditions at the Company, or (d) the circumstances surrounding the Executive’s separation from the Company. The Company agrees that it will not make, and will use commercially reasonable efforts to prevent its directors, officers or employees from making, any disparaging or negative comment to any person regarding any aspect of the Executive’s employment with or separation from the Company.

9. Cooperation. Following the Employment Term, Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any manner relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this provision upon his presentation of documentation for such expenses and (ii) Executive shall be reasonably compensated for any continued material services as required under this provision.

10. Full Settlement. Except as specifically provided otherwise in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as expressly provided herein, the payments and benefits required to be paid or provided by the Company pursuant to this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded daily, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of two percent (2%) over the Prime Rate in effect from time to time during the period of such nonpayment, but in no event greater than the highest interest rate permitted by law for such payments. Notwithstanding the foregoing, (i) Executive shall not be entitled to any reimbursement of legal fees or expenses if Executive’s complaint is dismissed with prejudice by the trial court in which it is filed and (ii) the Company shall not be required to pay any interest on the amounts payable by the Company for legal fees and expenses pursuant to this Section 10 if the Company reimburses Executive for such fees and expenses within 5 business days after presented with invoices or other receipts evidencing Executive’s payment of such fees and expenses.

11. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, executors, heirs and legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same and to the same extent as the Company would be required to perform if no such succession had taken place, by a written agreement in form and substance reasonably satisfactory to the Executive, delivered to the Executive within five (5) business days after such succession.

12. Indemnification.

12.1. Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

12.2. The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 12 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 12, together with a reasonable accounting of such expenses.

12.3. The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 12 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

12.4. The Company shall make the advances contemplated by this Section 12 regardless of the Executive’s financial ability to make repayment, and regardless of whether indemnification of the Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 12 shall be unsecured and interest-free.

12.5. The provisions of this Section 12 shall survive the termination of the Employment Term or expiration of the term of this Agreement.

13. Compliance with Section 409A.

13.1. General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

13.2. Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

13.3. 6 Month Delay for Specified Employees.

(a) If Executive is a “specified employee”, then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b) For purposes of this provision, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

13.4. No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

13.5. Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

13.6. Taxable Reimbursements and In-Kind Benefits.

(a) Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred.

(b) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(c) The right to any Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit

14. Miscellaneous.

(a) Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by all of the parties hereto.

(b) Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. In any action or proceeding arising out of or relating to this Agreement (an “Action”), each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Miami, Florida, and further agrees that any Action may be heard and determined in such federal court or in such state court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any action in Miami, Florida.

(c) Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, as well as any other deductions consented to in writing by the Executive.

(d) Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(e) Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(f) Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof (including, without limitation, the 2002 Employment Agreement). There are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

(g) Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein”, “hereby”, “hereunder”, “herewith”, “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s last address appearing in the payroll/personnel records of the Company.

If to the Company:

World Fuel Services Corporation

9800 N.W. 41st Street

Suite 400

Miami, FL 33178

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the day and year first above written.

WITNESSES:	WORLD FUEL SERVICES CORPORATION

/s/ Michelle Marinelli	By:	/s/ Ira M. Birns
Michelle Marinelli	Title:	Executive Vice President and Chief Financial Officer

/s/ Ira M. Birns	/s/ Michael J. Kasbar
Ira M. Birns	Michael J. Kasbar

Execution Copy

EXHIBIT A

STOCK-SETTLED STOCK APPRECIATION RIGHT AGREEMENT

1. Grant of SSARs. World Fuel Services Corporation, a Florida corporation (the “Company”), has awarded to Michael J. Kasbar (the “Participant”), effective as of March 15, 2008 (the “Grant Date”), 50,000 SSARs (the “SSARs” or “SSARs”) corresponding to the same number of shares (the “Shares”) of the Company’s common stock, par value US$0.01 per share (the “Common Stock”). The SSARs have been granted under the Company’s 2006 Omnibus Plan as it may be amended from time to time (the “Plan”), which is incorporated herein for all purposes, and pursuant to that certain Employment Agreement between the Company and the Participant of even date herewith (the “Executive’s Agreement”), and the grant of the SSARs shall be subject to the terms, provisions and restrictions set forth in this Agreement, the Executive’s Agreement and the Plan. The SSARs entitle the Participant to receive shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), the aggregate Fair Market Value of which is equal to the product of: (A) the number of SSARs granted pursuant to this Agreement and that become vested pursuant to Section 3 hereof, multiplied by (B) the excess of (i) the Fair Market Value of the Common Stock on the date or dates upon which the Participant converts the vested SSARs to Common Stock, over (ii) the Conversion Price. As a condition to entering into this Agreement, and as a condition to the issuance of any shares of Common Stock (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.

2. Definitions. Capitalized terms and phrases used in this Agreement shall have the meaning set forth below. Capitalized terms used herein and not defined in this Agreement, shall have the meaning set forth in the Plan.

(a) “Cause” means “Cause” as defined in Section 3.3 of the Executive’s Agreement.

(b) “Conversion Price” means [    ] per SSAR, subject to adjustments as provided in Section 4 hereof or pursuant to the Plan.

(c) “Disability” means “Disability” as defined in Section 3.1(b) of the Employment Agreement.

(d) “Expiration Date” means the fifth anniversary of the Grant Date.

(e) “Good Reason” means “Good Reason” as defined in Section 3.6 of the Executive’s Agreement.

(f) “Restricted Period” means “Restricted Period” as defined in Section 4.1 of the Executive’s Agreement.

(g) “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.

3. Vesting and Forfeiture of Shares.

(a) Subject to the provisions of this Section 3, one-third of the SSARs shall become vested on each of the first, second and third anniversaries of the Grant Date (each date on which vesting is to occur being a “Vesting Date”), provided that the Participant’s employment with the Company continues through and until the applicable Vesting Date. Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the SSARs prior to the applicable Vesting Date. Termination of employment with the Company to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.

(b) The vesting of the SSARs shall be accelerated if and to the extent provided in Section 5.6 of the Executive’s Agreement.

(c) Except as otherwise provided in Section 3(b) hereof, in the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the applicable Vesting Date, the Participant shall immediately forfeit all of the SSARs that were not vested on or before the Termination Date.

4. Adjustment. The number of SSARs and/or the Conversion Price are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt or payment of consideration by the Company.

5. Substitution of SSARs. The Committee shall have the authority to substitute, without receiving the Participant’s permission, options to purchase Common Stock for the SSARs in the event that the Committee determines, in its sole discretion, that such substitution is necessary or desirable based on legal and/or accounting requirements applicable to the Company or the Participant; provided, that (i) the vesting and expiration terms of any such substituted option shall be the same as set forth in this Agreement, (ii) the exercise price of any such substituted option shall be equal to the Conversion Price, and (iii) the exercisability and transferability of any such substituted option shall be consistent with the Plan, the Executive’s Agreement and this Agreement and in compliance with applicable law; and provided further, that the Committee also shall have the ability to revert, without receiving the Participant’s permission, any unvested substituted options to purchase Common Stock back to equivalent SSARs, in the event that the Committee determines, in its sole discretion, that such reversion is necessary or desirable based on legal and/or accounting requirements applicable to the Company or the Participant.

6. Termination of SSARs.

(a) Any SSARs that have not previously been exercised or forfeited shall immediately terminate on the Expiration Date and be of no further force or effect.

(b) In the event that the Participant’s employment with the Company or any Subsidiary is terminated by the Company or Subsidiary for Cause, (i) the Participant immediately shall forfeit all rights to convert any SSARs (or exercise any substituted options), which have not vested prior to the Termination Date, and (ii) the Participant’s SSARs (and any substituted options) which vested prior to the Termination Date shall continue to be convertible into Common Stock (or exercisable if substituted options) until the earlier of: (x) three (3) months after the Termination Date, or (y) the Expiration Date. Any vested SSARs (or substituted options) which are not converted or exercised during the period set forth in the preceding sentence shall immediately terminate and be of no further force or effect.

(c) In the event that the Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than termination by the Company for Cause, the SSARs (or any substituted options), if any, that then are or subsequently become vested shall be convertible into Common Stock (or exercisable if substituted options) until the earlier of: (x) two (2) years plus 90 days after the Termination Date, or (y) the Expiration Date. Any vested SSARs (or substituted options) which are not converted or exercised during the period set forth in the preceding sentence automatically shall immediately terminate and be of no further force or effect as of the end of that period.

7. Persons Eligible to Convert SSARs. The SSARs shall be convertible into Common Stock during the Participant’s lifetime by the Participant or upon the death of the Participant by a transferee to whom the SSAR or the right to convert the SSAR into Common Stock has been transferred pursuant to Section 8 below.

8. Death of Participant. The Participant may designate, by written notice to the Company’s Secretary, a beneficiary or beneficiaries to whom any vested but unconverted portion of the SSARs shall be transferred upon the death of the Participant. In the absence of such designation, such vested but unconverted portion will be transferred to the Participant’s estate. No such transfer of the SSARs, or the right to convert the SSARs or any portion thereof into Common Stock, shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee deems necessary to establish the validity of such transfer or right to convert, and an agreement by the transferee, administrator, or executor (as applicable) to comply with all the terms of this Agreement that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with this grant.

9. Conversion of SSARs. Subject to Section 14 hereof, the vested SSARs may be converted into Common Stock, in whole or in part, by the person then entitled to do so as to any vested portion by giving written notice of conversion to the attention of the Company’s Secretary and specifying the number of full Shares with respect to which the SSARs are being converted. No partial conversion of the vested SSARs may be for less than ten (10) Shares or multiples thereof. No fractional shares of Common Stock shall be issued by the Company in connection with the conversion of the vested SSARs. In lieu of issuing fractional shares, the Company shall pay the Participant cash in an amount equal to the Fair Market Value of any fractional shares that the Participant may be entitled to receive upon the conversion hereof.

10. Maximum Term of SSARs. Notwithstanding any other provision of this Agreement, the SSARs are not convertible into Common Stock after the Expiration Date.

11. No Rights of Stockholder. Neither the Participant (nor any beneficiary or transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares of Common Stock issuable upon the conversion of the SSARs, unless and until the shares of Common Stock are delivered to the Participant. Except as expressly provided in Section 4 above or in the Plan, no adjustment to the SSARs shall be made for dividends or other rights for which the record date occurs prior to the date the certificates representing such shares of Common Stock are delivered.

12. No Assignment of SSARs. Except as provided in Section 8 above, the SSARs may not be transferred, directly or indirectly.

13. Registration Statement. The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) to register the Shares under the 1933 Act. The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement. Prior to conversion of the SSARs into Shares, or exercise of any substituted option, the Participant shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities law.

14. Taxes; Exercise Price. Prior to converting any vested SSARs or exercising any vested substituted options, the Participant shall pay to the Company an amount determined by the Company to be sufficient to satisfy any applicable federal, state, local and foreign withholding or other taxes (“Withholding Tax”) and, in the case of substituted options, the applicable exercise price. The Company may, at its option, permit the Participant or other person converting the vested SSARs or exercising the vested options to satisfy his or her obligations by surrendering to the Company a portion of the shares of Common Stock that the Participant or such person would otherwise be entitled to receive upon such conversion or exercise. Any acquisition of shares of Common Stock by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of the SSARs. Until such time as the Participant has satisfied the requirements of this Section 14, the Company shall have no obligation to effect a conversion of SSARs or exercise of substituted options hereunder.

15. No Effect on Employment. Except as otherwise provided in the Executive’s Agreement, the Participant’s employment with the Company and any Subsidiary is on an at-will basis only. Accordingly, subject to the terms of such Executive’s Agreement, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without cause and with or without notice. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

16. Other Benefits. Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other Participant welfare plan or program of the Company or any Subsidiary.

17. Binding Agreement. Subject to the limitation on the transferability of the SSARs contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern, and in the event of any conflict between this Agreement and the Executive’s Agreement, the Executive’s Agreement shall govern.

19. Governing Law/Jurisdiction. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

20. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

21. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

23. Miscellaneous. This Agreement and the Plan constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan. Amendments hereto shall be effective only if set forth in a written statement or contract, executed by a duly authorized member of the Committee. The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform the Participant’s obligations hereunder.

24. Compliance with Section 409A.

(a) It is intended that the SSARs awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) compensation payable under each SSAR cannot be greater than the excess of the Fair Market Value of a Share (disregarding lapse restrictions as defined in Section 1.83-3(i) of the Treasury Regulations) on the date the SSAR is exercised over the Conversion Price, with respect to a number of Shares fixed on the Grant Date; (ii) the Conversion Price may never be less than the Fair Market Value (disregarding lapse restrictions as defined in Section 1.83-3(i) of the Treasury Regulations) of a Share on the Grant Date; and (iii) the SSAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SSAR. The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Participant’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A. In the event that either the Company or the Participant believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, and does not comply with the requirements of Section 409A, it shall promptly advise the other and the Company and the Participant shall negotiate reasonably and in good faith to amend the terms of such benefits and rights, if such an amendment may be made in a commercially reasonable manner, such that they comply with Section 409A with the most limited possible economic affect on the Participant and on the Company.

(b) Notwithstanding the foregoing, the Company does not make any representation to the Participant that the SSARs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

25. Stock Retention Policy. The Participant understands that the Committee has adopted a policy that requires the Participant to retain ownership of half (50%) of the Shares acquired by Participant hereunder (net of the number of Shares which would need to be sold to satisfy any applicable taxes owed upon conversion), for a period of five (5) years after issuance of such Shares (or until the Participant’s employment with, and services for, the Company and its Subsidiaries terminates, if earlier). The Participant agrees to comply with such policy, and any modifications thereof that may be adopted by the Committee from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES CORPORATION

By:
Name:
Title:

PARTICIPANT

Signature:
Print Name:	Michael J. Kasbar